SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STAKTEK HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	8900 Shoal Creek Blvd. Austin, TX 78757	56-2354935
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer Identification No.)

Staktek Holdings, Inc. 2005 Employee Stock Purchase Plan

(Full Title of Plan)

Stephanie Lucie

Vice President, General Counsel and Corporate Secretary

Staktek Holdings, Inc.

8900 Shoal Creek Blvd.

Austin, TX 78757

(512) 454-9531

(Name, address and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,000,000	2.80	2,800,000	$329.56

(1)	The securities to be registered include options to acquire Common Stock.
(2)	This Registration Statement also covers any additional shares of the Registrant’s Common Stock that may become issuable under the Staktek Holdings, Inc. 2005 Employee Stock Purchase Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without Registrant’s receipt of consideration that results in an increase in the number of Registrant’s outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminable amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3)	Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Staktek Holdings, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the United States Securities and Exchange Commission (the “Commission”) on March 9, 2005; and

(b) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on January 20, 2004 under the Securities Exchange Act of 1934 (the “Exchange Act”).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Stephanie Lucie, Vice President, General Counsel and Corporate Secretary of the Company, will pass upon the validity of the issuance of the securities offered hereby for the Company. Ms. Lucie is an employee of the Company. As of June 14, 2005, Ms. Lucie directly held 13,035 shares of common stock and options to purchase 362,485 shares of Common Stock, all of which are exercisable within the next 60 days.

Item 6. Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its certificate of incorporation that eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care. Our certificate of incorporation eliminates the personal liability of each of our directors for monetary

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damages resulting from any breach of his fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other individuals against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that the Company shall, to the fullest extent permitted by the Delaware General Corporation Law, as it may be amended and supplemented from time to time, indemnify each director and officer whom it shall have power to indemnify under such law against any expenses, liabilities, or other matters referred to in or covered by the Delaware General Corporation Law.

Our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

In addition to the indemnification required by our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers, which may, in some cases, be broader than the indemnification provisions set forth under Delaware law. These agreements will provide for the advancement of our directors and executive officers for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We also have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit Number	Description of Documents
4.1	Amended and Restated Certificate of Incorporation of Staktek Holdings, Inc., filed with Amendment Number 3 to Registration Statement on Form S-1 (File No. 333-110806) dated January 20, 2004 and incorporated herein by reference

4.2	Amended and Restated Bylaws of Staktek Holdings, Inc., filed with Amendment Number 2 to Registration Statement on Form S-1 (File No. 333-110806) dated January 6, 2004 and incorporated herein by reference

5	Opinion of Stephanie Lucie, Vice President, General Counsel and Secretary of the Company dated June 14, 2005, with respect to the legality of the Common Stock being registered

23.1	Consent of Stephanie Lucie (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney of certain officers and directors

99	Staktek Holdings, Inc. 2005 Employee Stock Purchase Plan

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs(a)(1)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6 – Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 14th day of June, 2005.

STAKTEK HOLDINGS, INC.

By	/s/ Stephanie Lucie
Name:	Stephanie Lucie
Title:	Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

The officers and directors of Staktek Holdings, Inc. whose signatures appear below, hereby constitute and appoint W. Kirk Patterson and Stephanie Lucie, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James W. Cady James W. Cady	Chief Executive Officer (Principal Executive Officer)	June 14, 2005

/s/ Wayne R. Lieberman Wayne R. Lieberman	President	June 14, 2005

/s/ W. Kirk Patterson W. Kirk Patterson	Chief Financial Officer and Vice President (Principal Accounting Officer)	June 14, 2005

/s/ Joseph C. Aragona Joseph C. Aragona	Chairman of the Board	June 14, 2005

/s/ Harvey B. Cash Harvey B. Cash	Director	June 14, 2005

/s/ Clark W. Jernigan Clark. W. Jernigan	Director	June 14, 2005

/s/ Edward E. Olkkola Edward E. Olkkola	Director	June 14, 2005

/s/ Morton L. Topfer Morton L. Topfer	Director	June 14, 2005

/s/ A. Travis White A. Travis White	Director	June 14, 2005

EXHIBIT INDEX

Exhibit No.
4.1	Amended and Restated Certificate of Incorporation of Staktek Holdings, Inc., filed with Amendment Number 3 to Registration Statement on Form S-1 (File No. 333-110806) dated January 20, 2004 and incorporated herein by reference

4.2	Amended and Restated Bylaws of Staktek Holdings, Inc., filed with Amendment Number 2 to Registration Statement on Form S-1 (File No. 333-110806) dated January 6, 2004 and incorporated herein by reference

5	Opinion of Stephanie Lucie, Vice President, General Counsel and Secretary of the Company dated June 14, 2005, with respect to the legality of the Common Stock being registered

23.1	Consent of Stephanie Lucie (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney of certain officers and directors

99	Staktek Holdings, Inc. 2005 Employee Stock Purchase Plan